Exhibit 10.16

EXECUTION

IONETIX CORPORATION

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (the “Purchase Agreement”), effective as of July 22, 2024 (the “Effective Date”), is entered into by and among Ionetix Corporation, a Delaware corporation (the “Company”), and Eli Lilly and Company, an Indiana corporation (“Purchaser”). Each of Company and the Purchaser may be referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Company desires to enter into this Purchase Agreement with the Purchaser and issue a convertible promissory note in substantially the form attached hereto as Exhibit A (the “Note”); and

WHEREAS, the Purchaser desires to enter into this Purchase Agreement to acquire the Note on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and the Purchaser, intending to be legally bound, hereby agree as follows:

1.	Authorization and Sale.

1.1 Authorization. The Company is authorized to issue a Note in an aggregate principal amount of up to Ten Million Dollars ($10,000,000) (the “Loan Amount”) in a single Closing and subject to adjustment as set forth in the Note, convertible into shares of the Company’s capital stock pursuant to the terms thereof. Any capital stock issuable upon conversion of the Note shall be referred to herein as the “Underlying Stock.”

1.2 Closing. The Purchaser agrees, on the terms of and subject to the conditions specified in this Purchase Agreement, to lend to the Company on the Effective Date, Ten Million Dollars ($10,000,000) against the issuance and delivery by the Company of the Note.

2.	Closing; Delivery.

2.1 Closing. The closing of the purchase and sale of the Note (the “Closing”) shall take place remotely via the exchange of documents and signatures, at 12:00 p.m. Eastern Time on the Effective Date, or at such other time and place as the Company and the Purchaser may mutually agree.

2.2 Delivery. On the Effective Date, (a) the Purchaser shall deliver to the Company a certified check or wire transfer in immediately available funds in the amount of Ten Million Dollars ($10,000,000) and (b) the Company shall issue and deliver to the Purchaser a Note in favor of the Purchaser payable in the principal amount of Ten Million Dollars ($10,000,000).

3. Company Representations. Except as set forth on a Schedule of Exceptions delivered by the Company to the Purchaser at the Closing, the Company hereby represents and warrants to the Purchaser, as of the Closing as follows. For purposes of this Section 3, the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course of Kevin Cameron, Phieu Phun, and Anthony Stagnolia.

3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2 Power. The Company has all corporate power to issue the Note and to carry out and perform its obligations under the Purchase Agreement and the Note. The Company’s Board of Directors (the “Board”) has approved the issuance of the Note based upon a reasonable belief that the issuance of the Note is in the best interests of the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

3.3 Authorization. All corporate action on the part of the Company, its officers and its directors necessary for the authorization, execution and delivery of the Purchase Agreement and the Note, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Note (and the Underlying Stock upon conversion of the Note) has been taken or, in the case of the Underlying Stock issuable upon conversion of the Note, will be taken prior to the issuance of such Underlying Stock. This Purchase Agreement and the Note, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Company has all requisite legal and corporate power to execute and deliver the Purchase Agreement and the Note and to carry out and perform its obligations hereunder and thereunder.

3.4 Capitalization. The authorized capital of the Company, immediately prior to the Closing, consists of: (a) 201,142,870 shares of common stock, $0.0001 par value per share (the “Common Stock”), 24,679,295 shares of which are issued and outstanding, and (b) 138,700,810 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), of which (i) 12,285,713 shares have been designated “Series A Preferred Stock,” all of which are issued and outstanding immediately prior to the Closing, (ii) 7,500,000 shares have been designated “Series B Preferred Stock,” all of which are issued and outstanding immediately prior to the Closing, (iii) 5,000,000 shares have been designated “Series C Preferred Stock,” all of which are issued and outstanding immediately prior to the Closing, (iv) 4,100,799 shares have been designated “Series D Preferred Stock,” all of which are issued and outstanding immediately prior to the Closing, (v) 22,671,428 shares have been designated “Series E Preferred Stock,” all of which are issued and outstanding immediately prior to the Closing, and (vi) 87,142,870 shares have been designated “Series F Preferred Stock,” 49,050,528 of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company has reserved 15,285,555 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2016 Stock Incentive Plan duly adopted by the Board and approved by the Company’s stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, options to purchase 11,222,412 shares have been granted and are currently outstanding, and 2,621,349 are currently available for issue.

3.5 Valid Issuance of the Note. The Note and the Underlying Stock, when issued, sold and delivered in accordance with the terms of this Purchase Agreement and the Note for the consideration expressed herein and therein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer set forth herein, under the Note and pursuant to applicable state and federal securities laws. Based in part upon the representations of Purchaser in this Purchase Agreement, the Note and the Underlying Stock will be issued in compliance with all applicable federal and state securities laws.

3.6 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution and delivery of the Purchase Agreement or the Note and the consummation of the transactions contemplated by the Purchase Agreement and the Note, except for any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”), or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

3.7 No Conflict. The execution and delivery by the Company of this Purchase Agreement and the Note, its consummation of the transactions contemplated hereby and thereby, and its compliance with the provisions hereof and thereof, will not (a) violate or conflict with its certificate of incorporation, its bylaws or that certain Amended and Restated Investors’ Rights Agreement dated as of December 14, 2018, by and among the Company and the investors listed therein, as may be amended from time to time (the “Rights Agreement”); (b) violate, conflict with, or give rise to any right of termination, cancellation, rescission or acceleration under any agreement, lease, security, license, permit, or instrument to which the Company is a party, or to which it or any of its assets is subject; (c) result in the imposition of any encumbrance on any asset of the Company; or (d) violate or conflict with any applicable laws.

3.8 Compliance with Other Instruments. The Company is not, to its knowledge, in violation or default of (a) any provision of its certificate of incorporation or bylaws or (b) any provision of (i) any material mortgage, indenture, contract, agreement or instrument to which it is a party or by which it is bound (each, a “Material Contract”) or of any judgment, decree, order or writ applicable to the Company or any of its subsidiaries or (ii) any statute, rule or regulation applicable to the Company, which in either case (i) or (ii) of this clause (b), has had or could reasonably be deemed to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, liabilities, operations, prospects or condition of the Company (a “Material Adverse Effect”); provided, however, that where used in this Purchase Agreement, Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any natural or man-made disaster or acts of God; (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions unless otherwise provided in this Purchase Agreement (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

3.9 Other Agreements. The execution, delivery and performance of the Purchase Agreement and the Note and the consummation of the transactions contemplated hereby and thereby will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any Material Contract, except where such violation, conflict or default has not had and would not reasonably be expected to have a Material Adverse Effect.

3.10 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (a) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company, (b) that questions the validity of the Purchase Agreement or the Note or the right of the Company to enter into them, or to consummate the transactions contemplated hereby or thereby, or (c) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. As used herein, the term “Key Employee” means any executive-level employee as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property (as defined below).

3.11	Intellectual Property.

(a) The Company owns or possesses or has acquired on commercially reasonable terms sufficient legal rights to all Company Intellectual Property (as defined below) without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. No product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or would reasonably be anticipated to violate any license or infringes or would reasonably be anticipated to infringe any Intellectual Property Rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other natural person, corporation, partnership, trust, joint venture, limited liability company, Governmental Authority, or any other entity or organization (each, a “Person”). The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the Intellectual Property Rights of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to the Company all Intellectual Property Rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all Intellectual Property Rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property Right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information; or (iii) resulted from the performance of services for the Company. The Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iii) the creation of any obligation for the Company with respect to Company Intellectual Property owned by the Company, or the grant to any third party of any rights or immunities under Company Intellectual Property owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property. For purposes of this Section 3.10, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

(b) Section 3.11(b) of the Schedule of Exceptions lists all Company Intellectual Property.

(c) Definitions.

(i) “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(ii) “Governmental Authority” means any national, federal, state, provincial or local government entity, authority, agency, instrumentality, court, tribunal, regulatory commission or other body, either foreign or domestic, whether legislative, judicial, administrative or executive, including any Regulatory Authority.

(iii) “Intellectual Property Rights” means any and all intellectual property rights (whether applied for, issued, registered or unregistered), including patents, patent-applications, know-how, trademarks, design rights, utility models, applications for and rights to apply for any of the same, rights to prevent passing off, copyright, database rights, and any other rights in any invention, discovery or process in any jurisdiction in the world.

(iv) “Regulatory Authority” means any governmental regulatory body having jurisdiction over drug development, clinical development, manufacturing, promotion, safety, or distribution or related activities in any particular country, region or territory (e.g., EMA and US FDA and successor agencies).

3.12 Financial Statements. The Company has delivered or made available to the Purchaser its unaudited financial statements as of December 31, 2023 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) for the eight-month period ended April 30, 2024 (the date, the “Statement Date”, and the statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the Statement Date; (b) obligations under contracts and commitments incurred in the ordinary course of business; and (c) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

3.13	Changes. Since the Statement Date there has not been:

(a)	any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)	any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)	any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)	any material change to a Material Agreement by which the Company or any of its assets is bound or subject;

(f)	any material change in any compensation arrangement or agreement with any Key Employee, officer, director or stockholder;

(g)	any resignation or termination of employment of any officer or Key Employee of the Company;

(h)	any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)	any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)	any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)	any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)	receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)	any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)	any arrangement or commitment by the Company to do any of the things described in this Section 3.12.

3.14 Employee Matters.

(a) As of the Effective Date, the Company employs 71 full-time employees and 2 part-time employees and engages with 10 consultants or independent contractors.

(b) To the Company’s knowledge, none of the Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. To the Company’s knowledge, neither the execution or delivery of this Purchase Agreement and the Note, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it prior to the Effective Date or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board.

(e) Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchaser (the “Confidential Information Agreements”). No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-solicitation agreement substantially in the form or forms delivered to the Purchaser.

3.15 Agreements; Actions. As used herein, the term “Material Agreement” refers to any agreement, understandings, instrument, or contracts to which the Company is a party that involve (a) aggregate annual consideration payable to or by Company or its affiliates of $200,000 or more for goods or services (except pursuant to service provider arrangements entered into by the Company in the ordinary course of business), (b) the license of any Intellectual Property Rights to or from the Company, (c) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (d) indemnification by the Company with respect to infringements of proprietary rights other than typical customer, vendor, investment, or channel agreements. The Company is not in material breach of any Material Agreement. Each Material Agreement is in full force and effect and is enforceable by the Company in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies. Section 3.15 of the Schedule of Exceptions lists or reasonably describes all Material Agreements.

3.16 Certain Transactions. Other than agreements relating to the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes or actions by unanimous consent of the Board, there are no Material Agreements, or understandings or proposals therefor, between the Company and any of its officers, directors, stockholders, or any Affiliate thereof. None of the Company’s officers, directors, or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (a) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors; or (b) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company. For purposes of this Purchase Agreement, the term “Affiliate” means, with respect to a particular Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this Purchase Agreement, the term “controlled” (including the terms “controlled by” and “under common control with”) as used in this context, means the direct or indirect ability or power to direct or cause the direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise. A Person shall be presumed to control another Person if such Person owns fifty percent (50%) or more of the voting equity interests of such other Person.

3.17 Title to Assets. The Company owns and has good and marketable title to, or a valid leasehold interest in, all of its assets and properties, free and clear of all encumbrances.

3.18 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.19 Environmental and Safety Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect (i) the Company is and has been in compliance with all Environmental Laws; (ii) there has been no Release or to the Company’s knowledge threatened Release of any pollutant, contaminant, radioactive or toxic or hazardous material, substance or waste, radiation, or petroleum or any fraction thereof, or any other waste, substance or material that, due to its dangerous or deleterious characteristics is listed, regulated or identified, or for which liability or standards of conduct may be imposed, pursuant to any Environmental Law (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (iii) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

(b) Neither the Company nor any subsidiary of the Company has (i) been subject to a judgment or proceeding pursuant to any applicable Environmental Law, (ii) received any written notice alleging that the Company is in violation of, or has liability or is a “potentially responsible party” under, any applicable Environmental Law, or (iii) treated, stored, handled, transported, generated, disposed of, arranged for the disposal of, Released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, or has designed, manufactured, marketed, sold or distributed any product or item containing any Hazardous Substance (and in the case of this clause (iii), nor has any other Person to the extent giving rise to liability for the Company or any subsidiary of the Company), in each case as has given or as would be reasonably likely to give rise to liability under applicable Environmental Laws.

For purposes of this Section 3.19, “Environmental Laws” means any law, license, judgment, consent, order, authorization, permit, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of or exposure to Hazardous Substances. For purposes of this Section 3.19, “Release” means any release, spill, emission, discharge, leaking, emptying, pumping, pouring, injection, deposit, dumping, disposal, dispersal, leaching, escaping, migration, or other movement or presence in, into or through the indoor or outdoor environment (including indoor and ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

3.20 Manufacturing Practices. All manufacture of the Company’s products, including any clinical supplies used in any clinical trials, by or on behalf of the Company has been conducted in material compliance with the applicable specifications and applicable laws. Neither the Company nor, to the knowledge of the Company, any person acting on its behalf has, with respect to any of the Company’s products, (i) been subject to a Regulatory Authority shutdown or import or export prohibition or (ii) received any FDA Form 483, or other Regulatory Authority written notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any material change to any of the Company’s products or any of the Company’s or any subsidiary of the Company’s manufacturing or clinical trial processes or procedures or any similar written correspondence from any Regulatory Authority in respect of the Company or a subsidiary of the Company or their manufacturing or clinical trial operations alleging or asserting noncompliance with any applicable laws or authorization by a Regulatory Authority and, to the knowledge of the Company, no Regulatory Authority is considering such action.

3.21 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default under any of such franchises, permits, licenses or other similar authority.

3.22 Foreign Corrupt Practices Act. Neither the Company nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anticorruption law.

3.23 Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to the Purchaser are accurate and complete in all material respects. The Company is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company, and the Company has not received any notices or correspondence from the U.S. Food and Drug Administration (“FDA”) or any other governmental entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.

3.24 FDA Approvals. The Company possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials or Hazardous Substances. The Company has not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither the Company nor, to the Company’s knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any governmental entities. Neither the Company nor any of its officers, employees, or, to the Company’s knowledge, any of its contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar governmental entity pursuant to any similar policy. Neither the Company nor any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. Neither the Company nor any of its officers, employees, or to the Company’s knowledge, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar governmental entity.

3.25 FDA Regulation. The Company is and has been in compliance with all applicable laws administered or issued by the FDA or any similar governmental entity, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company, or complaint handling or adverse event reporting.

3.26 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information as defined in applicable laws from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been, to the best of its knowledge, in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all third party confidential information and Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure, and the Company is not aware of any such unauthorized access, use and/or disclosure. The Company is and has been, to its knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

3.27	Compliance; Sanctions.

(a) The Company is in compliance with all applicable trade sanctions and export control laws and regulations, including where applicable the U.S. trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Part 501 et seq.), the U.S. Export Administration Regulations (15 C.F.R. Part 734 et seq.), and European Union trade sanctions and export laws (including without limitation Council Regulation (EC) No. 428/2009 (as amended)).

(b) The Company represents and warrants that neither the Company, its directors, executive officers, agents, shareholders nor any person having a controlling interest in the Company is (i) a person targeted by trade or financial sanctions under the laws and regulations of the United Nations, the United States, the European Union and its Member States, the United Kingdom or any other jurisdiction that is applicable to the Company and its business, including but not limited to persons designated on the U.S. Department of the Treasury, Office of Foreign Assets Control’s List of Specially Designated Nationals and Other Blocked Persons and Consolidated Sanctions List, the U.S. State Department’s Non-proliferation Sanctions Lists, the UN Financial Sanctions Lists, the EU’s Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, and the UK HM Treasury Consolidated Lists of Financial Sanctions Targets; (ii) incorporated or headquartered in, or organized under the laws of, a territory subject to comprehensive U.S. sanctions (each, a “Sanctioned Territory”) (currently, Belarus, Cuba, Crimea, Russian Controlled Regions of Ukraine (currently Donetsk and Luhansk), Iran, North Korea, Russia, Sudan, Syria and Venezuela, but subject to change at any time) or (iii) directly or indirectly owned or controlled by any such person or entity (together “Restricted Person”). The Company further represents and warrants that the Company shall notify the Purchaser in writing immediately if the Company or any of its directors, executive officers, agents, shareholders or any person having a controlling interest in the Company becomes a Restricted Person or if the Company becomes directly or indirectly owned or controlled by one or more Restricted Persons.

3.28 Export Control Laws. The Company has conducted any export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”). Without limiting the foregoing: (a) the Company has obtained all required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) the Company is in compliance with the terms of all applicable export licenses, filing requirements or other approvals; (c) there are no pending or, to the Company’s knowledge, threatened claims or investigations against the Company with respect to Export Control Laws;” and (d) to the Company’s knowledge, there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.

3.29 CFIUS Representations. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

3.30 Disclosure. No representation or warranty of the Company contained in this Purchase Agreement and no certificate furnished or to be furnished to the Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4. Purchaser Representations. As of the Closing, the Purchaser represents and warrants to the Company that:

4.1 Power and Authority. Purchaser has the requisite power and authority to enter into this Purchase Agreement and to purchase its Note subject to all of the terms and conditions of this Purchase Agreement and to carry out and perform all of its obligations under the terms of this Purchase Agreement.

4.2 Due Execution. This Purchase Agreement been duly authorized, executed and delivered by Purchaser, and, upon due execution and delivery by the Company and the other Parties hereto, this Purchase Agreement will be the valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Acquisition for Purchaser’s Own Account. This Purchase Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by its execution hereof Purchaser hereby confirms, that the Note and the Underlying Stock to be received by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Purchase Agreement, Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person, or to any third person, with respect to a Note or the Underlying Stock.

4.4 No Intention to Distribute. Purchaser understands that the issuance and sale of the Note and the Underlying Stock have not been registered under the 1933 Act on the grounds that the sale provided for in this Purchase Agreement and the issuance of securities hereunder is exempt from registration under the 1933 Act, and that the Company’s reliance on such exemption is predicated in part on Purchaser’s representations set forth herein. Purchaser realizes that the basis for the exemption may not be present if, notwithstanding such representations, Purchaser has in mind merely acquiring any Note or the Underlying Stock for a fixed or determined period in the future, or for a market rise, or for sale if the market does not rise. Purchaser does not have any such intention.

4.5 Accredited Investor Status. Purchaser represents that: (a) it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act; (b) its financial situation is such that it can afford to bear the economic risk of holding the Note and the Underlying Stock purchased by it for an indefinite period of time and suffer a complete loss of its investment in the Note and the Underlying Stock; (c) its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its purchase of the Note and the Underlying Stock as contemplated by this Purchase Agreement; (d) it understands that its purchase of the Note and the Underlying Stock is a speculative investment; and (e) it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the sale of the Note and the Underlying Stock. Purchaser understands that any discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects but were not a thorough or exhaustive description. Purchaser acknowledges that any business plans prepared by the Company have been and continue to be subject to change and that any projections included in such business plans are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the projections will not materialize or will vary significantly from actual results.

4.6 No Registration. Purchaser understands that the Note and the Underlying Stock may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Note or the Underlying Stock or an available exemption from registration under the 1933 Act, the Note and the Underlying Stock must be held indefinitely. Purchaser is aware that the Note and the Underlying Stock may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company. Such information is not now available, the Company has no present plans to make such information available and such information may never be available. Purchaser represents that, in the absence of an effective registration statement covering the Note and the Underlying Stock, it will sell, transfer, or otherwise dispose of the Note and the Underlying Stock only in a manner consistent with its representations set forth herein and then only in accordance with the provisions of Section 4.7.

4.7 Restrictions on Transfer. Purchaser agrees that in no event will it make a transfer or disposition of its Note or the Underlying Stock (other than pursuant to an effective registration statement under the 1933 Act, a Rule 144 sale in compliance with the terms of such Rule or, to the Company’s reasonable satisfaction, pursuant to an exemption from the 1933 Act), unless and until (a) Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the disposition, and (b) if requested by the Company, at the expense of Purchaser or transferee, it shall have furnished to the Company an opinion of counsel, reasonably satisfactory to the Company, to the effect that such transfer may be made without registration under the 1933 Act, provided, that the Company will not require such an opinion if the Purchaser proposes to transfer its Note or the Underlying Stock to an Affiliate.

4.8 Legend. Purchaser understands that each instrument and certificate representing the Note or the Underlying Stock will be endorsed with a legend substantially as follows (in addition to any other applicable legends):

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS CONVERTIBLE PROMISSORY NOTE AND SUCH UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

4.9 No Public Market. Purchaser understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the Note or the Underlying Stock.

4.10 Finders’ Fees. Purchaser represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Purchase Agreement and the Note.

5. Conditions to Closing. Unless otherwise provided in this Section 5, the obligations of the Company to issue and sell the Note at the Closing and the obligations of the Purchaser to purchase the Note at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1 Performance. Each Party shall have performed and complied in all material respects with all agreements and conditions contained in this Purchase Agreement required to be performed or complied with by it on or before the Closing.

5.2 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that is required prior to and in connection with the lawful issuance and sale of the Note pursuant to this Purchase Agreement shall have been duly obtained and shall be effective on and as of the Closing.

5.3 Legal Investment. At the time of the Closing, the purchase of the Note by the Purchaser hereunder shall be legally permitted by all laws and regulations to which it or the Company is subject.

5.4 Representations and Warranties. (i) Subject to the qualifications set forth in the Schedule of Exceptions, the representations and warranties contained in Section 3 and (ii) the representations and warranties contained in Section 4, shall be true in all material respects on and as of the Closing.

5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby at the Closing hereunder and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.	Other Covenants of the Company.

6.1 Use of Proceeds. While the Note remains outstanding, the Company shall use the proceeds of the Note for general working capital purposes, including development of the radiotherapeutics franchise, and to conduct activities in the ordinary course of business related to the development, production and supply of actinium-225 as part of the radiotherapeutics franchise.

6.2 Financial Information and Information Rights. During the period during which the Note is outstanding and held by the Purchaser or the Purchaser holds the Underlying Stock, the Company shall deliver to Purchaser:

(a) As soon as practicable, but in any event within one hundred twenty (180) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company approved by the Board;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, including the fourth quarter, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any;

(d) as soon as practicable, but in any event within thirty (45) days after the end of each month, an unaudited income statement for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(e) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

This Section 6.2 shall terminate upon the earliest of: (i) the Purchaser receiving substantially similar rights from the Company pursuant to a separate agreement entered into by the Purchaser and the Company in connection with the conversion of the Note, (ii) the effective date of the registration statement pertaining to a firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, (iii) the closing date of an Acquisition or Asset Transfer (as defined in defined in the Company’s certificate of incorporation), and (iv) such time that the Company becomes subject to the reporting provisions of the Securities Exchange Act of 1934.

6.3 Tax Matters.

(a) Tax Classification. The Company and the Purchaser acknowledge and agree that the Note is intended to be treated, for U.S. federal and state income tax purposes (i) as indebtedness of the Company and (ii) not as a “contingent payment debt instrument” under U.S. Treasury Regulation Section 1.1275-4, and the parties shall file tax returns, and take other positions with respect to tax matters, in a manner consistent with such classification unless otherwise required by applicable law.

(b) Withholding. All payments hereunder or under the Note shall be made without deduction or withholding for any taxes, except as required by applicable law. If any law requires the deduction or withholding of any tax from any such payment, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with law, and the sum payable by the Company hereunder or under the Note shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this paragraph (b)), the Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made and the Company shall indemnify and hold harmless, the Purchaser on an after-tax basis, with respect thereto.

(c) Register. The Company shall keep at its principal executive office a register for the registration of ownership and registration of transfers of the Note. The name and address of the holder of the Note, each transfer thereof and the name and address of the transferees of the Note shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name the Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary, provided that any transferee shall not be entitled any benefit under clause (b) greater than the initial Purchaser.

(d) Tax Certifications. The Purchaser certifies it is a US person for US federal income tax purposes and further agrees to provide an IRS Form W-9 (and any other certification reasonably requests by the Company as to its tax status) necessary for the Company to comply with its withholding and information reporting requirements with respect to payments hereunder from time to time promptly upon the Company’s reasonable request.

6.4 Most Favored Nation. While the Note is outstanding, if the Company sells or issues any convertible promissory notes or simple agreements for future equity (“Subsequent Convertible Instruments”) on terms or conditions that differ in any material respect from the terms of the Note, then the Company will provide the Purchaser with written notice of such sale or issuance, including the terms of the Subsequent Convertible Instruments, no later than five (5) days after the closing date thereof. In the event the Purchaser determines, in the Purchaser’s sole discretion, that any Subsequent Convertible Instrument issued by the Company contains terms more favorable to the holder(s) thereof than the terms set forth in the Note, the Purchaser may elect to amend and restate the Purchaser’s Note in its entirety upon the same terms as the Subsequent Convertible Instrument for the then outstanding balance of the Note, including all accrued but unpaid interest. However, “Subsequent Convertible Instruments” shall not include a simple agreement for future equity sold in the SAFE offering approved by the Board of Directors of the Company by written consent dated June 11, 2024.

6.5 Board Observer Rights. During the period during which the Note is outstanding and held by the Purchaser or the Purchaser holds the Underlying Stock, and the Purchaser does not have the sole and exclusive right to designate a member of the Board, the Company shall permit one representative of the Purchaser, who may but need not be an employee of the Purchaser or one of its affiliates (the “Observer”), to attend all meetings of the Board and any committees of the Board to the extent any such committees exist (each of the foregoing, a “Meeting”), whether in person, telephonically or otherwise, in a non-voting, observer capacity. In addition, the Company shall provide to the Observer, concurrently with the members of the Board or the committees thereof, as applicable, and in the same manner, notice of all Meetings and a copy of all materials provided to such members, including all notices, consents and other materials provided to such members in connection with any action to be taken by the Board or the committees thereof, as applicable, without a Meeting; provided, that, for the avoidance of doubt, any materials provided to the Observer and any information learned by the Observer at any Meeting shall be subject to the confidentiality obligations described in Section 3.4 of the Rights Agreement as if the Purchaser were an “Investor” thereto; and provided further, that the Company reserves the right to withhold any information and to exclude any Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest. Notwithstanding the foregoing, if the Board reasonably determines in good faith that the exclusion of the Observer, or withholding of the information to be provided to the Observer, is necessary in order to (i) preserve the attorney-client privilege of the Company (such determination to be based on the advice of legal counsel to the Company); (ii) protect Company trade secrets, or (iii) avoid a conflict of interest between the Company and the Purchaser, as determined by the Board in good faith after consultation with counsel (in any such case “Withheld Information”), the Company shall not be required to disclose to, and shall be entitled to withhold from, the Observer any Withheld Information, and the Observer shall not participate in those portions of a Meeting at which any Withheld Information is to be discussed and the Observer shall excuse himself or herself from any such relevant portion of a Meeting; provided, however, that the Observer shall not be so excluded and such information shall not be withheld unless the Board (acting reasonably and in good faith) ensures that all other non-director individuals whose presence at a Meeting could cause any of the harms or concerns set forth under clause (i) to occur are also excluded and do not receive such information, as applicable. If the Observer is so excluded, then, to the extent permissible under this Section 6.5, the Company will inform the Observer of the general nature of the subject matter discussed and explain the Board’s rationale for the decision to exclude the Observer.

This Section 6.5 shall terminate upon the earliest of: (i) the Purchaser receiving substantially similar rights from the Company pursuant to a separate agreement entered into by the Purchaser and the Company in connection with the conversion of the Note, (ii) the effective date of the registration statement pertaining to a firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, (iii) the closing date of an Acquisition or Asset Transfer (as defined in defined in the Company’s certificate of incorporation), and (iv) such time that the Company becomes subject to the reporting provisions of the Securities Exchange Act of 1934.

6.6 Right of First Offer.

(a) Notice of Offer. While the Note remains outstanding and held by the Purchaser or the Purchaser holds the Underlying Stock, the Company hereby grants to Purchaser the right to purchase its Pro Rata Amount (as defined below) of any New Securities (as defined below) pursuant to the provisions of this Section 6.6. The Company shall give notice (the “Offer Notice”) to Purchaser stating (a) its bona fide intention to offer such New Securities; (b) the number of such New Securities to be offered; and (c) the price and terms, if any, upon which it proposes to offer such New Securities. By notification to the Company within twenty (20) days after the Offer Notice is given, Purchaser may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to the portion of such New Securities determined by dividing (i) the outstanding principal of this Note divided by the original issue price of the Series F Preferred Stock, as such concept is defined in the Company’s certificate of incorporation then in effect, by (ii) the total shares of Common Stock then outstanding (including all shares of Common Stock issued or issuable upon conversion of this Note, upon conversion of Preferred Stock, and upon the exercise of any outstanding options and warrants) immediately prior to the issuance of the New Securities (the “Pro Rata Amount”). For the avoidance of doubt, the Pro Rata Amount shall not be reduced by the number of New Securities that may be issued to the Purchaser in connection with the conversion of the Note. The closing of any sale pursuant to this Section 6.6 shall occur on the date of the initial sale of New Securities to a third party; provided, however, that if such initial sale has not occurred within one hundred twenty (120) days of the date of the Offer Notice, then the rights provided under this Section 6.6 shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Purchaser in accordance with this Section 6.6. “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, excluding Excluded Securities (as described in Section 4.7(a)-(i) of the Rights Agreement, which for the avoidance of doubt, shall not include Excluded Securities as described in Section 4.7(j) of the Rights Agreement).

(b) Sale Without Notice. Notwithstanding anything to the contrary in subsection (a), in lieu of giving notice to the Purchaser prior to issuing New Securities as provided in subsection (a) above, the Company may elect to give notice to Purchaser within 30 calendar days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Purchaser shall have 20 calendar days from the date of receipt of such notice to elect to purchase, on the same terms, up to the number of shares of New Securities that would, if purchased by Purchaser, maintain such Purchaser’s Pro Rata Amount of the Company’s equity securities after giving effect to all such purchases. The closing of such sale shall occur within 60 calendar days of the date of notice to the Purchaser.

This Section 6.6 shall terminate upon the earliest of: (i) the Purchaser receiving substantially similar rights from the Company pursuant to a separate agreement entered into by the Purchaser and the Company in connection with the conversion of the Note, (ii) the effective date of the registration statement pertaining to a firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, (iii) the closing date of an Acquisition or Asset Transfer (as defined in defined in the Company’s certificate of incorporation), and (iv) such time that the Company becomes subject to the reporting provisions of the Securities Exchange Act of 1934.

7.	“Market Stand-Off” Agreement.

7.1 Purchaser hereby agrees that during the period commencing on the date of the final prospectus relating to the closing of the issuance and sale of shares of Common Stock or any other equity securities of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the 1933 Act (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (such period, the “Lock-Up Period”) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale of, or enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock of the Company held by the Purchaser (other than those included in the registration) immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 7.1 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to Purchaser only if all officers and directors are subject to the same restrictions and the Company uses reasonable efforts to obtain a similar agreement from all stockholders individually owning more than five percent (5%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with the IPO are intended third party beneficiaries of this Section 7.1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Purchaser further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 7.1 or that are necessary to give further effect thereto. Any discretionary waiver or termination of restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to Purchaser (to the extent that it applies to any holder of Common Stock).

7.2 In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the securities of Purchaser (and the shares or securities of every other Person subject to the foregoing restriction) until the end of the Lock-Up Period.

7.3 At the time of the expiration of the Lock-Up Period, the Company shall use commercially reasonable efforts to cause to be prepared and delivered to the Company’s transfer agent at least five (5) days in advance of the expiration date of the Lock-Up Period a legal opinion of the Company’s counsel regarding the termination of the Lock-Up Period and instructions to the Company’s transfer agent to remove any restrictive legends applicable to the Common Stock, provided that Purchaser is not an affiliate of the Company and is entitled to sell all of the Common Stock then held by such Purchaser pursuant to Rule 144 promulgated by the Securities and Exchange Commission under the 1933 Act (“SEC Rule 144”) without any holding period, volume limits or other limitations under SEC Rule 144 (provided that Purchaser has provided any representations and certifications reasonably requested by the Company or the Company’s transfer agent or counsel to verify satisfaction with any of the conditions of SEC Rule 144).

7.4 This Section 7 shall terminate upon the Purchaser entering into any agreement with the Company in connection with the conversion of the Note that contains a similar market stand-off or lock-up provision with respect to the Underlying Stock.

8. Publicity. Neither party shall make any written or other public disclosure regarding the other party or its affiliates, including the use of the other party’s name or logo, without the prior written consent of the other party. Notwithstanding the foregoing, (A) the Company may disclose Purchaser’s purchase of securities and all related agreements pertaining to such purchase to (i) stockholders of the Company and other holders of Company securities, (ii) the Company’s lawyers, accountants, lenders, administrators, and other service providers on a need-to-know basis, and (iii) to potential investors, acquirers, debt providers and partners of the Company as part of their respective due diligence inquiries; provided, that, in each case of clause (i) through and including (iii), any and all recipients of such disclosed information are bound by and subject to written agreements with the Company that include confidentiality obligations at least as restrictive as the confidentiality obligations applicable to Investors (as defined in the Rights Agreement) pursuant to Section 3.4 of the Rights Agreement; (B) Purchaser may disclose its purchase of securities and all related agreements pertaining to such purchase to Purchaser’s stockholders, affiliates, lawyers, accountants, lenders, administrators, and other service providers in the ordinary course of business; provided, that Purchaser informs such persons that such information is confidential and directs such persons to maintain the confidentiality of such information, and (C) either party may make any disclosure as may be required by law, provided that the disclosing party inform the other party of such legally required disclosure prior to such disclosure or as promptly as possible thereafter.

9. Confidentiality. The exchange and protection of confidential information provided by the Company to Purchaser or its affiliates, or vice versa, pursuant to any separate commercial agreement between the parties or their respective affiliates, including, without limitation, that certain Alpha Radiotherapy Radioisotope Supply Agreement between the Company and POINT Biopharma Inc., dated August 19, 2021, shall not be governed by Section 3.4 of the Rights Agreement or this Agreement, and shall instead be governed by the terms of such separate commercial agreement or, alternatively, pursuant to a separate non-disclosure agreement between such persons if executed.

10.	Miscellaneous.

10.1 Entire Agreement. This Purchase Agreement (including the Exhibits) and the Note, and the documents referred to herein and therein, constitute the entire agreement among the Parties, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. The terms and conditions of this Purchase Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties. Nothing in this Purchase Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Purchase Agreement, except as expressly provided in this Purchase Agreement or in the Note.

10.2 Governing Law; Disputes. This Purchase Agreement and the obligations of the Parties shall be governed by the laws applicable in the State of Delaware and the United States of America (regardless of the laws that might be applicable under conflict of law principles) as to all matters, including, but not limited to, matters of validity, construction, effect, and performance. If any dispute, controversy or difference arises relating to this Purchase Agreement or the Note (“Dispute(s)”), prior to instituting any legal proceeding on account of such Dispute, the Parties hereto will attempt in good faith to settle such Dispute first by negotiation and consultation between themselves, including referral of such senior officers or executives of each Party, who will attempt in good faith to resolve the Dispute within thirty (30) days following reference of the Dispute to them. If such officers or executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within such thirty (30)-day period, then the Parties shall be free to pursue any available remedy. This provision shall not preclude any Party from seeking immediate injunctive relief in the event such Party believes that irreparable harm will occur.

10.3 Counterparts. This Purchase Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including ..pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.rightsignature.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.4 Headings. The headings used in this Purchase Agreement are used for convenience only and are not to be considered in construing or interpreting this Purchase Agreement.

10.5 Notices. Any notices required or permitted to be given hereunder by a Party shall be in writing and shall be deemed given on the date received if delivered personally, by electronic means, or by a reputable overnight delivery service, or three (3) business days after the date postmarked if sent by registered or certified mail, return receipt requested, to the following addresses:

If to the Company, at the address set forth below or at such other address as Company may designate by written notice to the Purchaser:

Ionetix Corporation

3130 Sovereign Drive

Lansing, MI 48911

Attention: Kevin Cameron, Chief Executive Officer

With a copy to:

Foster Swift Collins & Smith, PC

313 South Washington Square

Lansing, MI 48933

Attention: Joel C. Farrar, jfarrar@fosterswift.com

If to the Purchaser, at the address set forth below or at such other address as Purchaser may designate by written notice to the Company:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention: Senior Vice President, Deputy General Counsel – Transactions and Contracting

With a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attention: Ken Eheman, keheman@wyrick.com

10.6 Expenses. Each Party to this Purchase Agreement will pay its own expenses in connection with the transactions contemplated by this Purchase Agreement and the Note.

10.7 Attorneys’ Fees. Should any litigation or arbitration be commenced between the Parties hereto concerning this Purchase Agreement or the Note, the Party prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for attorneys’ fees and costs in such litigation or arbitration, which fees and costs shall be determined by the court or arbitrator, as the case may be.

10.8 Severability. If any provision of this Purchase Agreement shall be invalid, illegal or unenforceable, then it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company, the Purchaser or any subsequent holder of the Note upon any breach, default or noncompliance of Company, the Purchaser or any subsequent holder of the Note under this Purchase Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Purchaser of any breach, default or noncompliance under this Purchase Agreement or any waiver on the Company’s or the Purchaser’s part of any provisions or conditions of this Purchase Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Purchase Agreement, by law, or otherwise afforded to the Company and the Purchaser, shall be cumulative and not alternative.

10.10 Amendments and Waivers. No modification or waiver of any provision of this Purchase Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 10.10 shall be binding upon the Company, the Purchaser and any transferee of the Note and any Underlying Stock.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Convertible Note Purchase Agreement as of the Effective Date.

COMPANY:

IONETIX CORPORATION

By:	/s/ Kevin Cameron
Name:	Kevin Cameron
Title:	CEO

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Convertible Note Purchase Agreement as of the Effective Date.

PURCHASER:

ELI LILLY AND COMPANY

By:	/s/ Jacob S. Van Naarden
Name:	Jacob S. Van Naarden
Title:	Executive Vice President and President Loxo@Lilly

[Signature Page to Note Purchase Agreement]

EXHIBIT A

Form of Convertible Promissory Note

(attached)

EXECUTION

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS CONVERTIBLE PROMISSORY NOTE AND SUCH UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

IONETIX CORPORATION

CONVERTIBLE PROMISSORY NOTE

$10,000,000	July 22, 2024

1. Purchase Agreement. This Convertible Promissory Note (this “Note”) is being issued pursuant to that certain Convertible Note Purchase Agreement dated as of July 22, 2024 (the “Purchase Agreement”), and is subject to its terms. Capitalized terms used but not otherwise defined herein will have the meanings set forth in the Purchase Agreement.

2. Principal. Ionetix Corporation, a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of Eli Lilly and Company, a company formed under the laws of the State of Indiana (“Purchaser”), in lawful money of the United States of America, the principal balance equal to Ten Million Dollars ($10,000,000). The Company and the Purchaser acknowledge and agree that this instrument is intended to be treated, for U.S. federal and state income tax purposes, (i) as indebtedness of the Company and (ii) not as a “contingent payment debt instrument” under U.S. Treasury Regulations Section 1.275-4, and the parties shall file tax returns, and take all positions with respect to tax matters, in a manner consistent with such classification.

3. Interest and Maturity. The Company promises to pay interest on the unpaid and outstanding principal balance of this Note until such principal balance is paid in full at an annual rate of eight percent (8.0%), or such lesser rate as shall be the maximum rate allowable under applicable law, compounded annually. Interest will accrue from the date hereof and shall be computed on the basis of a 365-day year. Unless purchased, prepaid or converted earlier as set forth below, all outstanding principal and accrued but unpaid interest on this Note shall be due and payable at any time on or after the Maturity Date upon the written request of the Purchaser. The “Maturity Date” means the two (2)-year anniversary of the Closing.

4. Prepayment. All outstanding principal and accrued but unpaid interest of this Note may be prepaid without penalty, in whole or in part, only with the written consent of the Purchaser.

5. Conversion and Repayment.

5.1. Conversion upon a Qualified Equity Financing. If not sooner converted or repaid pursuant to the terms hereof, then all outstanding principal on this Note and all accrued but unpaid interest thereon shall automatically convert upon the closing of a Qualified Equity Financing (as defined below), into, at the Purchaser’s election, either (a) the number of Equity Securities of the same type, kind, and character as are issued to cash investors in such Qualified Equity Financing (provided, however that in no event shall the liquidation preference per share of such shares exceed the Financing Conversion Price (as defined below)), determined by dividing (i) the outstanding principal and accrued but unpaid interest on this Note by (ii) the Financing Conversion Price, or (b) the number of shares of Series F Preferred Stock determined by dividing (i) the outstanding principal and accrued but unpaid interest on this Note by (ii) the original issue price of the Series F Preferred Stock, as such concept is defined in the Restated Certificate. The Purchaser shall be given at least five (5) business days’ advance notice of any such Qualified Equity Financing.

5.2. Voluntary Conversion upon an Optional Equity Financing. If not sooner converted or repaid pursuant to the terms hereof, then the Purchaser may elect to have all outstanding principal on this Note and all accrued but unpaid interest thereon convert upon the closing of any Optional Equity Financing, into, at the Purchaser’s election, either (a) the number of Equity Securities of the same type, kind, and character as are issued to cash investors in such Optional Equity Financing (provided, however that in no event shall the liquidation preference per share of such shares exceed the Financing Conversion Price), determined by dividing (i) the outstanding principal and accrued but unpaid interest on this Note by (ii) the Financing Conversion Price, or (b) the number of shares of Series F Preferred Stock determined by dividing (i) the outstanding principal and accrued but unpaid interest on this Note by (ii) the original issue price of the Series F Preferred Stock, as such concept is defined in the Restated Certificate. The Purchaser shall be given at least ten (10) business days’ advance notice of any such Financing, and the Purchaser’s conversion option under this Section 5.2 shall expire if not exercised by the Purchaser on the date of the first closing of such Financing.

5.3. Voluntary Conversion or Repayment upon Maturity Date. If not sooner repaid or converted pursuant to the terms hereof, at the Maturity Date, the outstanding principal and all accrued but unpaid interest thereon shall, at the option of the Purchaser, either (a) be repaid by the Company in cash, or (b) convert into the number of shares of Series F Preferred Stock of the Company or, in the event the Company has issued a series of equity securities that is senior to the Series F Preferred Stock with respect to the distribution of proceeds upon the liquidation of the Company, the corresponding series of preferred stock (such securities or the Series F Preferred Stock, the “Conversion Securities”) determined by dividing (x) the outstanding principal and accrued but unpaid interest on this Note by (y) the original issue price of such Conversion Securities, as such concept is defined in the Restated Certificate (a “Maturity Conversion”). The Company agrees to use commercially reasonable efforts to take such action as is necessary to enable the Purchaser to convert the Note at the Maturity Date.

5.4. Voluntary Conversion or Repayment Upon Change of Control. If the Company consummates a Change of Control (as defined below) while this Note remains outstanding, then, at the option of the Purchaser, the Company shall either (i) repay the holder in cash an amount equal to the sum of (A) the outstanding principal and accrued but unpaid interest under this Note plus (B) fifty percent (50%) of the outstanding principal under this Note or (ii) cause the Note to be converted into the number of shares of Conversion Securities determined by dividing (a) the outstanding principal and accrued but unpaid interest on this Note by (b) the original issue price of such Conversion Securities, as such concept is defined in the Restated Certificate. For purposes of this Note, a “Change of Control” means: (1) any sale, transfer, assignment or exclusive license of all or substantially all of the assets of the Company; (2) any consolidation or merger of the Company with or into any corporation or other Person, other than any such consolidation or merger in which the holders of equity interests of the Company immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (3) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that a Change of Control shall not include any transaction or series of transactions that: (i) is principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (ii) has as its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

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5.5. Effect of Conversion. In connection with a conversion pursuant to Sections 5.1, 5.2, or 5.3 above (a “Conversion Event”), the Company shall not issue fractional shares of stock but shall pay the dollar equivalent of any fractional shares otherwise issuable upon conversion of this Note. Upon conversion of this Note pursuant to this Section 5, the applicable amount of outstanding principal and accrued but unpaid interest of the Note shall be converted without any further action by the Purchaser; provided, however, that the Company shall not be obligated to issue certificates or other instruments evidencing the securities issuable upon such conversion unless such Note is either delivered to the Company or its transfer agent, or the Purchaser notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify it from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Purchaser of such Note, a certificate or other instrument for the securities to which the Purchaser shall be entitled and a check payable to the Purchaser in the amount of any cash amounts payable as the result of a conversion into fractional shares of the securities, if applicable. Unless otherwise agreed by the Company and Purchaser, such conversion shall be deemed to have been made concurrently with (A) upon a Financing, the first closing of the Financing, (B) upon a Maturity Conversion, the Maturity Date, and (C) upon a Change of Control, the date on which the Change of Control is consummated. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date. Purchaser hereby agrees to execute and become party to all customary agreements that the Company reasonably requests in connection with a Financing or the receipt of Conversion Securities; provided, however, that (a) all other investors participating in such Financing or who have received Conversion Securities, as the case may be, have (or are required to in the case of the holders of convertible securities) executed such agreements and other documents; (b) Purchaser shall have the opportunity to review and provide reasonable comments to the lead investor of such of the documents for such Financing, if applicable, and (c) in no event will Purchaser or any of its affiliates be required, in connection with any Change of Control (including pursuant to an exercise of the drag-along provisions set forth in any voting or stockholders agreement to which it is party) or otherwise, to enter into, or be bound by or subject to any provisions in (or agree or commit to enter into or be bound by or subject to), any agreement that, directly or indirectly, (1) would limit or restrict Purchaser’s or any of its affiliates’ freedom to engage in any business or investment activity, whether or not it may be competitive with the Company and/or its affiliates (including, without limitation, requiring Purchaser or any of its affiliates to enter into any non-competition or non-solicitation agreement, or any other restrictive covenant), (2) would require Purchaser or any of its affiliates to waive or release any claim against the Company in connection with a sale of the Company other than those arising solely in its capacity as a holder of shares of capital stock in the Company, (3) would require Purchaser or any of its affiliates to amend, extend or terminate any contractual or other relationship with the Company, the acquirer of the Company or their respective affiliates, except that Purchaser and its affiliates may be required to agree to terminate the investment-related documents between or among Purchaser, the Company and/or the other stockholders of the Company, (4) would require Purchaser or any of its affiliates to make any representations or warranties in connection with the sale of the Company other than those related to authority, ownership and the ability to convey title to the shares of capital stock of the Company then held by Purchaser, or (5) would require Purchaser or any of its affiliates to be liable for indemnification with respect to any inaccuracy of any representations or warranties made by the Company or any other stockholder unless such indemnification is several and not joint and is pro rata in proportion to, and does not exceed, the amount of consideration paid to Purchaser and its affiliates in connection with such sale of the Company (except with respect to claims related to fraud, in which case liability need not be limited), and the Company agrees that such conditions set forth in (1)-(5) may not be amended, terminated or waived with respect to Purchaser, without the written consent of Purchaser. In addition, (a) to the extent the definitive agreements related to such Financing or governing the rights and restrictions of Conversion Securities, as the case may be, include the concept of a “Major Investor” (or a similar concept), the Company will ensure that Purchaser is included within the definition of “Major Investor” for all purposes under such definitive agreements (including, without limitation, with respect to rights of first offer and information rights); (b) the Company agrees that any rights of first offer and any right to receive annual and quarterly financial statements may not be amended, terminated or waived with respect to Purchaser, without the written consent of Purchaser; (c) the Company agrees that Purchaser will be protected by a “Right to Conduct Activities” provision (or similar concept); (d) the Company agrees that Purchaser and/or its Affiliates shall not be deemed a “Competitor” (or similar concept) for any purpose under the definitive agreements related to such Financing or governing the rights and restrictions of Convertible Securities, as the case may be, and further agrees that such definition may not be amended, terminated or waived with respect to Purchaser, without the written consent of Purchaser; (e) the definitive agreements related to the Financing shall include a customary right of first refusal and co-sale in favor of at least the Purchaser over transfers of Common Stock held by Kevin Cameron subject to other terms and conditions similar to those of the Ionetix Corporation Fourth Amended and Restated Right of First Refusal Agreement dated December 14, 2018; and (f) the Company agrees that any confidentiality provision to which Purchaser is subject shall not apply to the exchange and protection of confidential information provided by the Company to Purchaser or its affiliates, or vice versa, pursuant to any separate commercial agreement between the parties or their respective affiliates, including, without limitation, that certain Alpha Radiotherapy Radioisotope Supply Agreement between the Company and POINT Biopharma Inc., dated August 19, 2021, which shall instead be governed by the terms of such separate commercial agreement or, alternatively, pursuant to a separate non-disclosure agreement between such persons if executed.

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5.6. Conversion Limitation. If, as a result of any Conversion Event, Purchaser would become the record holder of more than nineteen percent (19.0%) of the outstanding Capital Securities (as defined below), Purchaser will have the right, in its sole discretion, to require the Company to (A) repay, immediately prior to such Conversion Event, that portion of the outstanding principal and accrued but unpaid interest of this Note as is necessary to ensure that, following the conversion of the remaining outstanding principal and accrued but unpaid interest in such Conversion Event, Purchaser would become the record holder of exactly nineteen percent (19.0%) of the Capital Securities (the “Repayment Election”) or (B) issue the Purchaser a new note on substantially the same terms set forth herein (including, without limitation, conversion terms and interest rate) with a principal amount equal to that portion of the outstanding principal and accrued but unpaid interest of this Note as is necessary to ensure that, following the conversion of the remaining outstanding principal and accrued but unpaid interest in such Conversion Event, Purchaser would become the record holder of exactly nineteen percent (19.0%) of the Capital Securities (the “Rollover Election”). The Company will provide Purchaser with at least ten (10) business days’ advance notice of any Conversion Event that would result in Purchaser becoming the record holder of more than nineteen percent (19.0%) of the Capital Securities, and the Company will provide Purchaser with at least five (5) business days from receipt of such notice to choose whether or not to make a Repayment Election, a Rollover Election, or neither a Repayment Election nor a Rollover Election. If Purchaser makes the Repayment Election, the Company agrees to take such action as is necessary to repay the applicable portion of the outstanding principal and accrued but unpaid interest of this Note prior to the Conversion Event. If Purchaser makes the Rollover Election, the Company agrees to take such action as necessary to issue a new note in an amount equal to the applicable portion of the outstanding principal and accrued but unpaid interest of this Note prior to the Conversion Event. “Capital Securities” means all capital stock of the Company outstanding as of the applicable date, excluding capital stock issuable upon (i) exercise of any stock options granted and outstanding, or reserved and available for future grant, under the Company’s stock option plan or any other stock option, equity incentive, or similar plan of the Company; (ii) conversion of outstanding indebtedness or convertible securities, simple agreements for future equity (SAFE) or any similar instrument convertible into the capital stock of the Company; or (iii) exercise or conversion of any outstanding warrants or any other derivative instruments.

5.7. Additional Definitions.

(i)	“Financing Conversion Price” shall be equal to 90% of the lowest price per share paid by purchasers who pay cash for such securities in the applicable Financing (i.e., a 10% conversion discount).

(ii)	“Equity Securities” shall mean shares of a newly-created series of preferred stock of the Company, other than Excluded Securities (as described in Section 4.7(a)-(i) of the Company’s Fourth Amended and Restated Investor Rights Agreement as of the date hereof, which for the avoidance of doubt, shall not include Excluded Securities as described in Section 4.7(j) therein).

(iii)	“Financing” means an Optional Equity Financing or Qualified Equity Financing.

(iv)	“Optional Equity Financing” shall mean the next sale (or series of related sales) by the Company of its Equity Securities following the date of this Note which is not a Qualified Equity Financing.

(v)	“Qualified Equity Financing” shall mean the next sale (or series of related sales) by the Company of its Equity Securities following the date of this Note from which the Company receives gross proceeds of not less than $15,000,000 (excluding the aggregate amount of the Note, debt securities, SAFEs or other convertible instruments converted into Equity Securities).

(vi)	“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time).

6. Payments. All payments by the Company under this Note shall be in immediately available funds at the principal office of the Purchaser, or at such other place as Purchaser may from time to time designate in writing to the Company. All payments by the Company under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. If any law requires the deduction or withholding of any tax from any such payment, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with law, and if such tax is imposed other than by reason of the Purchaser’s failure to provide an IRS Form W-9, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including, such deductions and withholdings applicable to such additional sums payable under this sentence), the Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding had been made. All payments by the Company under this Note shall be applied first to the accrued interest due and payable hereunder and the remainder, if any, applied to the outstanding principal. Upon payment in full of the amount of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

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7. Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Purchaser.

8. Notices. Any notice required or permitted under this Note shall be given in accordance with Section 9.5 of the Purchase Agreement.

9. Defaults and Remedies.

9.1. Events of Default. An “Event of Default” shall occur hereunder if:

(i) the Company shall default in the payment of the principal or interest of this Note, when and as the same shall become due and payable and such amount remains unpaid for ten (10) business days after the due date thereof; or

(ii) the Company shall materially default in the due observance or performance of any material covenant, representation, warranty, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, and such material default continues without cure for a period of thirty (30) days after written notice reasonably describing the material default is received by the Company; or

(iii) the Company shall materially breach any material term, condition, representation, warranty or covenant set forth in any other agreement to which the Company and the Purchaser are both parties and such material breach continues without cure for a period of thirty (30) days after written notice reasonably describing the material breach is received by the Company; or

(iv) the Company shall materially breach any material term, condition, representation, warranty or covenant set forth in that certain Alpha Radiotherapy Radioisotope Supply Agreement between the Company and POINT Biopharma Inc., dated August 19, 2021, as amended, and such material breach continues without cure for a period of thirty (30) days after written notice reasonably describing the material breach is received by the Company; or

(v) if the Company shall commence any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or

(vi) if such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within ninety (90) calendar days after its commencement.

9.2. Acceleration. If an Event of Default occurs, the interest rate on this Note shall increase to the lesser of sixteen percent (16%) per annum, or the maximum rate permitted by applicable law and shall accrue at such increased rate until repaid in full or converted. If an Event of Default occurs under Section 9.1(v) or (vi), then the outstanding principal of and accrued but unpaid interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Purchaser, by written notice to the Company, may declare the outstanding principal of and accrued but unpaid interest on this Note to be due and payable immediately. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable and the Purchaser shall be entitled to exercise all of its rights and remedies hereunder whether at law or in equity. The failure of the Purchaser to declare the Note due and payable shall not be a waiver of its right to do so, and the Purchaser shall retain the right to declare this Note due and payable unless the Purchaser shall execute a written waiver or such Event of Default is cured.

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10. Waiver of Notice of Presentment. The Company hereby waives presentment, demand for performance, notice of nonperformance, protest, notice of protest and notice of dishonor.

11. Non-Waiver. The failure of the Purchaser to enforce or exercise any right or remedy provided in this Note or at law or in equity upon any default or breach shall not be construed as waiving the rights to enforce or exercise such right or remedy or any other right or remedy at any later date. No exercise of the rights and powers granted in or held pursuant to this Note by the Purchaser, and no delays or omissions in the exercise of such rights and powers shall be held to exhaust the same or be construed as a waiver thereof, and every such right and power may be exercised at any time and from time to time.

12. Governing Law. This Note and the obligations of the parties shall be governed by the laws applicable in the State of Delaware and the United States of America (regardless of the laws that might be applicable under conflict of law principles) as to all matters, including, but not limited to, matters of validity, construction, effect, and performance.

13. No Other Rights. Nothing contained in this Note shall be construed as conferring upon the Purchaser or any other person the right to vote or to consent or to receive notice as a holder of equity securities of the Company.

14. Amendment. Any term of this Note may be amended, and any provision hereof waived, with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 14 shall be binding upon Purchaser and any future holder of the Note and the Company. This Note shall terminate upon the repayment of the Note or conversion of the Note into Equity Securities.

[Signature page follows.]

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EXECUTION

This Note is hereby issued by the Company as of the year and date first above written.

COMPANY:

IONETIX CORPORATION

By:
Name:
Title:

AGREED TO AND ACCEPTED:

PURCHASER:

ELI LILLY AND COMPANY

By:
Name:
Title: